Exhibit 99.1
news release
QLT PETITION FOR REHEARING OF MASSACHUSETTS EYE AND EAR INFIRMARY LITIGATION IS DENIED

For Immediate Release	February 24, 2009
VANCOUVER, CANADA— QLT Inc. (NASDAQ: QLTI; TSX: QLT) announced that the United States Court of Appeals for the First Circuit (the “Court of Appeals”) today denied its Petition for Panel Rehearing and Rehearing En Banc (“QLT Petition”) of the January 12, 2009 Court of Appeals decision. The QLT Petition was filed on January 26, 2009. The January 12, 2009 Court of Appeals decision upheld the liability and damages aspect of the 2007 judgment of the United States District Court for the District of Massachusetts (the “District Court”) in the lawsuit brought against QLT by Massachusetts Eye and Ear Infirmary (“MEEI”) in connection with events related to U.S. patent No. 5,798,349 (the “’349 patent”) and certain of MEEI’s research results related to QLT’s Visudyne®. The District Court found QLT liable under Massachusetts state law for unfair trade practices and ordered QLT to pay to MEEI damages equal to 3.01% on past, present and future worldwide net sales of Visudyne plus interest and certain legal fees. The QLT Petition asked the Court of Appeals to reconsider its decision on two grounds which would impact the foreign sales portion of the damages. The panel of judges of the Court of Appeals that issued the January 12, 2009 decision ruled that the arguments raised by the QLT Petition would not change the outcome of that decision. The Court of Appeals further declined to hear the case en banc. QLT is considering options for further appellate review.
Based on net sales of Visudyne through December 31, 2008 of approximately $2.6 billion, QLT estimates that the amount of damages and interest that QLT is required to pay MEEI is approximately US$113.2 million. The amount of legal fees and post-judgment interest on those legal fees is yet to be determined. In addition, on February 11, 2009, Massachusetts General Hospital (“MGH”) filed a complaint in the Superior Court of the Commonwealth of Massachusetts against QLT, alleging that it entered into a written agreement with QLT that requires QLT to pay MGH the same royalties that it pays Massachusetts Eye and Ear Infirmary (“MEEI”) on sales of Visudyne. QLT intends to vigorously defend against the allegations.
As of December 31, 2008, QLT had cash, short term investments and restricted cash totaling US$290.0 million. That amount included restricted cash of approximately US$124.6 million that is being used as security for the appeal bond that was posted in connection with the appeal in the MEEI litigation decided by the Court of Appeals. Subject to further review, QLT expects that the current amount of the damages award will initially be paid out to MEEI from QLT’s restricted cash used to secure the appeal bond. Amounts owing under the District Court decision by QLT to MEEI on future quarterly sales of Visudyne will be recorded and paid as they are due.

About QLT
QLT Inc. is a global biopharmaceutical company dedicated to the discovery, development and commercialization of innovative therapies. Our research and development efforts are focused on pharmaceutical products in the field of ophthalmology. In addition, we utilize three unique technology platforms, photodynamic therapy, Atrigel® and punctal plugs with drugs, to create products such as Visudyne® and Eligard® and future product opportunities. For more information, visit our web site at www.qltinc.com.

QLT Inc. Media Contact:
Vancouver, Canada
Karen Peterson
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
The Trout Group Investor Relations Contact:
New York, USA
Christine Yang
Telephone: 646-378-2929
or
Marcy Strickler
Telephone: 646-378-2927
QLT Plug Delivery, Inc. is a wholly-owned subsidiary of QLT Inc.
Atrigel is a registered trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-aventis.
QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”
Certain statements contained in this press release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by QLT’s use of words such as, “expect,” “plans,” “estimates,” “intends,” “believes” and similar expressions that do not relate to historical matters. Such forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the ultimate outcome of the litigation against QLT is uncertain, any further legal review may be unavailable or may result in a decision even more unfavourable to QLT, QLT may choose not to pursue further legal review of the decision, and other factors as described in detail in QLT’s Annual Information Form and Annual Report on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. If judgment in the MEEI appeal is not reviewable, or if QLT chooses not to have the decision reviewed, or if any such review is undertaken and is resolved unfavourably to QLT, QLT could be liable for the full amount of the damages. All forward-looking statements in this press release are made as of today, based upon information known to QLT as of the date hereof. QLT assumes no obligation to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.